Exhibit 99.1

Microbot Medical to Highlight Progress and Recent Achievements at H.C. Wainwright 6th Annual Israel Conference

Webcast to be Held on Thursday November 12th at 2:00pm ET

HINGHAM, Mass., November 9, 2020 – Microbot Medical Inc. (Nasdaq: MBOT) announced that Harel Gadot, the Company’s CEO, President and Chairman, will be providing an overview of the Company, as well as recent progress and achievements at the H.C. Wainwright 6th Annual Israel Conference, on November 12, 2020 at 2:00pm ET. In addition to the presentation, the conference will feature virtual one-on-one meetings with Microbot Medical’s executives and institutional investors are invited to request meeting times at meetings@hcwco.com.

“Our team has made significant progress, and we will continue to leverage these developments toward a clear clinical and regulatory path to future commercialization,” commented Mr. Gadot. “These reinforce our vision, commitment, and dedication and I am excited to share the Microbot story and highlight our achievements with investors.”

A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the ‘Investors’ section, under ‘Presentation + Resources’ of the Company’s website at www.microbotmedical.com.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to the registered direct offering, timing, the amount and anticipated use of proceeds and statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions and the satisfaction of customary closing conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC) and in the prospectus supplement related to the registered direct offering to be filed with the SEC, which are or will be available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754